Exhibit 10.259

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED
LONG-TERM INCENTIVE PLAN AND DIRECTOR EQUITY PLAN

The Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan adopted by the Board of Directors of Dollar Thrifty Automotive Group, Inc. (“DTAG”) on December 9, 2008 and amended by the Board effective March 31, 2009 and May 14, 2009, and originally adopted by the stockholders of DTAG on May 20, 2005 (the “Plan”), is hereby amended as follows effective April 2, 2012.

By deleting Section 12 of the Plan in its entirety and replacing it with the following:

12. Adjustments.

(a)       The Board shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, and Performance Shares granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith,  determines is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

(b)       Moreover, in the event of any such transaction or event specified in Section 12(a) above, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. In the event of any such transaction or event specified in Section 12(a) above, the Board, in its discretion, may also provide for the assumption by another corporation of any or all outstanding awards under this Plan.

(c)       The Board shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, determines are appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(b)(i) will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify.

This Third Amendment was approved by the Human Resources and Compensation Committee of the Board of Directors of DTAG at its meeting held on April 2, 2012, and became effective and operative upon such approval.